EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of El Paso Corporation (the "Company" and formerly known as El Paso Energy Corporation) of our report dated February 16, 2000 relating to the consolidated financial statements and financial statement schedule, which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading of "Experts" in the Registration Statement on Form S-4 (No. 333-31060) which is incorporated by reference in this Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP


Houston, Texas
February 14, 2001